Exhibit 99.1

Zion Oil & Gas Newsletter
December 4, 2009
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Dear Shareholder and/or Friend of Zion...

I am pleased to report that, on Monday of this week, we were able to successfully complete our rights offering. We offered stockholders 3.6 million shares of Zion’s common stock at a subscription price of $5.00 per share.

As you can read in the press release (Click Here For Link To Press Release) that we issued on Tuesday, December 1, 2009, preliminary results indicated that subscriptions were received for over $37 million, significantly greater than the maximum available of $18 million.

As soon as we can, we will return the oversubscription money and issue the stock subscribed for. There is significant administration involved, so this will take a number of days.

The rights offering gross proceeds of $18 million (before offering related cost and expenses) will provide us with the financial and operating flexibility to significantly further our exploration and drilling program.

We should soon be in a position to pinpoint the location of our next proposed drilling location and are planning seismic acquisition in the field, on our Issachar-Zebulun permit area, in March 2010.

In the meantime, our other work continues...

The Ma'anit-Rehoboth #2 Well

The Well Head and the Workover Rig

Turkish Rig Manager Rasim Yoruk by the Well Head

We drilled the Ma'anit-Rehoboth #2 well to a depth of 17,913 feet (5,460 meters).

As you can see in the photographs above (taken yesterday, Thursday, December 3, 2009) the workover rig is on location and adjacent to the well head. When I visited the Ma'anit site to take the photographs shown above, I found Aladdin Middle East's Drilling Manager, Rasim Yoruk, taking his own photographs. He feels a great connection to the site, as it is the first well he has drilled in Israel and he wants to keep a complete personal record of the operations at the site. Such is the deep personal connection that we all feel about our work.

As previously noted, the completion procedures have been agreed and the workover rig contract signed. Starting next week, we intend to begin swabbing and completion testing operations and are looking forward to getting back to work at the Ma'anit-Rehoboth #2 well site.

Drilling Operations at the Elijah #3 Well

The A.M.E. drilling rig, at dusk, at the Elijah #3 site

The Elijah #3 well has been cased from the surface down to 3,461 feet (1,055 meters).

For approximately ten days, from November 19 to 29, we were drilling very hard formation (Lower Cretaceous Tayasir Volcanics) with a PDC bit. The progress was slow and the drilling required much care and attention.

However, we managed to penetrate the volcanics and, ever since, we have been drilling in Upper Jurassic carbonates with a down-hole motor and a tri-cone tungsten carbide insert bit.

Even though the hard volcanic rock was fully expected, the drilling crew certainly prefers drilling at a rate of penetration of 50 meters per day rather than 5 meters per day.

As of today, Friday, December 4, 2009, we have drilled to a depth of approximately 5,740 feet (1,750 meters) and are very satisfied with the drilling progress to date.

"In your good pleasure, make Zion prosper..."
Psalm 51:18

Thank you for your support of Zion,

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Quick Links...
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Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610 or 1-888-891-9466; email: dallas@zionoil.com
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